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                          Separation Agreement

     This Agreement is made as of April 2, 1997 by and among Premenos Technology Corp., Premenos Corp. (collectively, the "Company") and Richard A. Ludlow (the "Executive").

     Whereas, the Executive has served as Senior Vice President, Sales for the Company since July 1996 and served the Company and its predecessor entities in various capacities for a number of years; and

     Whereas, the Executive has decided to resign from the Company;

     Now therefore, the parties hereto hereby agree as follows:

1.  Resignation

    The Executive hereby resigns as Senior Vice President, Sales of the Company, and from any other office or position he may hold with the Company or any of its subsidiaries, such resignation to be effective as of the close of business Friday, April 4, 1997 (the "Resignation Date").

2.  Compensation and Benefits

2.1  Compensation
     The Company shall pay to the Executive an amount equal to one hundred twenty-two thousand, two hundred and fifteen dollars and sixty-three cents ($122,215.63) in two installments as follows:

                        Amount                  Date of Payment
                     ----------       ---------------------------------
                     $61,107.82       Eight days after Resignation Date
                     $61,107.81       October 4, 1997

     The Company shall not be obligated to pay, and the Executive shall not be entitled to receive, the second installment set forth above if the Executive is in breach of Section 3.4 on the Date of Payment set forth above for the second installment.

2.2  Vacation Pay
     On the Resignation Date, Company shall pay to the Executive in a single payment the amount of twenty-five thousand, one hundred and eighty-one dollars and eighty-three cents ($25,181.83), in respect of all vacation and personal days accrued through the Resignation Date.

2.3  Benefits
     The Company shall make the payments for COBRA on behalf of the Executive for the medical and dental coverage for the shorter of (a) six months following the Resignation Date, or (b) until Executive is eligible to participate in a group health insurance plan by reason of his employment by a third party.

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2.4  Taxes
     All amounts payable under this Agreement shall be subject to applicable federal, state and local tax, FICA, FUTA and similar withholding requirements. Whether or not subject to withholding, the Executive acknowledges that the payments and benefits provided hereunder may be deemed taxable income to the Executive. The Company has not represented to the Executive, nor has Executive relied on any representation from the Company, as to the taxability of any payments made hereunder.

2.5  Certain Company Property
     The Executive may, at his option, have use of the Company the laptop computer and printer issued for his use by the Company for a period of six months following the Resignation Date, after which Executive agrees to return the laptop computer and printer to the Company. The Executive may also retain the cellular phone issued for his use by the Company. The Executive agrees to surrender to the Company promptly after the Resignation Date all other Company property in his possession.

2.6   Full Compensation
     Except as expressly set forth in this Agreement, and except with regard to the Executive's rights under the 401(k) plan of the Company (which shall survive in accordance with the terms of such plan), and notwithstanding anything to the contrary contained in any collateral or verbal agreement or understanding, the Company shall have no obligation to the Executive with respect to, and the Executive hereby waives, any compensation, benefits or remuneration of any kind.

2.7  Stock Options
The Company acknowledges that the Executive holds no currently-exercisable options to acquire the common stock of Premenos Technology Corp. The Executive releases all rights, if any, to receive or acquire any other stock, options, warrants or securities of the Company.

2.8   Commissions and Retroactive Salary Increase
     In consideration for any and all commissions earned to date during the calendar year 1997 and for a salary increase effective January 1,
1997, the Company agrees to pay the Executive the amount of fourteen thousand, nine hundred thirty-seven dollars and forty-five cents ($14,937.45) on the Resignation Date. The Executive hereby waives any claim he may have to any and all commissions earned by the Executive in 1997 and any and all salary increases.

3.  Executive Covenants

3.1  Confidentiality Agreement
     The terms of the Confidentiality Agreement dated March 15, 1990 by and between the Executive and Apparel Computing Systems, Inc., a predecessor of the Company (the "ACS Agreement"), including, without limitation, covenants relating to trade secrets, ownership of work product by the Company, remedies, enforcement and non-exclusivity of such covenants are hereby expressly affirmed and confirmed by the Executive and are hereby incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the ACS Agreement, the terms of this Agreement shall control.

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3.2  No Disparagement
     The Company (including, for purposes of this section, each member of the Board of Directors and each executive officer other than the Executive) and the Executive agree and acknowledge that neither will make any disparaging remarks, whether publicly or privately, about the other, or the business, affairs, practices or performance of the other.

3.3  No Competition
     For a period of six months following the Resignation Date, the Executive agrees not to market or develop, or participate in the marketing or development, of a software system performing functions substantially similar to those performed by any Company software system (whether completed or under development).

3.4  No Recruiting
     For a period of six months following the Resignation Date, the Executive agrees not to solicit, recruit or hire for employment (or have solicited, recruited or hired on behalf of any enterprise of which he is a part) any person employed by the Company on the Resignation Date. The Executive agrees that, if he is in breach of this Section 3.4, he shall have no right to receive, and the Company shall have no obligation to pay, the second installment of monies set forth in Section 2.1 hereof.

4.  Mutual Releases
     The Company (including, for purposes of this section, each member of its Board of Directors, officer, employee, agent and attorney, other than the Executive) on the one hand, and the Executive on the other hand, each hereby release and discharge the other from all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, attorneys fees, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law, admiralty or equity, whether or not arising from fraud, fraudulent inducement or any matter unknown as of the date hereof, which against the other party such party, their successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of or relating to any matter, action, transaction, omission, practice, conduct, cause or thing whatsoever to the date hereof, except such rights as arise under or pursuant to this Agreement.

     It is the intention of the parties that this Agreement shall be deemed a full and final accord and satisfaction of all claims of each party against the other regarding all actions, relationships, agreements, arrangements or state of facts or circumstances between the parties occurring prior to the date of this Agreement.

     In furtherance of this intention, the parties hereto each acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

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With regard to the foregoing provision, it is expressly understood and acknowledged by the parties hereto that the facts or understandings in respect of which this Agreement is made, including without limitation the releases provided above may subsequently turn out to be other than or different from the facts and circumstances now known or believed to be true; and that the parties hereto, respectively, expressly assume such risk and agree that this Agreement, including, without limitation the releases set forth herein, shall be in all respects effective and not subject to termination or rescission by virtue of any such difference in facts or circumstances. Without limiting the generality of the foregoing, the parties hereto hereby waive and release any right to any benefit which he or it may now or hereafter may have under
Section 1542 of the California Civil Code to the maximum extent permitted by law.

5.  Independent Representation

     The Executive acknowledges that he has been represented by Gilmore
F. Diekmann, independent legal counsel, in connection with the negotiation of this Agreement and related matters. The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement. The Executive represents and warrants to the Company
(a) that he has sought such legal counsel and advice as he has deemed appropriate in connection with the execution hereof and the arrangements contemplated hereby, including consultation with Mr. Diekmann; (b) that he has read and understands this Agreement; (c) that he has had a reasonable amount of time to review and consider this Agreement; (d) that pursuant to Section 6 hereof he has been afforded at least twenty-two (22) days to consider this Agreement; and (e) that he has executed this Agreement voluntarily and without duress, coercion or undue influence of any kind.

6.  Review

     The Executive shall have until the close of business on the twenty-first calendar day following the initial presentation of this Agreement to accept the terms of this Agreement, including the releases contained herein. The Company and the Executive acknowledge that the Executive may use as much of this twenty-one day period as the Executive wishes.

7.  Right to Revoke

     The Executive may revoke this Agreement within seven days after the Executive's signing it. Revocation may be made by the Executive by delivering a written notice of revocation to the notice addresses provided herein. In order for the revocation to be effective, written notice must be received by the Company no later than the seventh calendar day after execution of this Agreement. In the event that the Executive revokes this Agreement as provided herein, this Agreement shall be absolutely void, invalid and unenforceable ab initio, no aspect of this Agreement shall be given effect, and neither the Executive nor the Company shall be bound in any respect by this Agreement.

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8.  Certain Statutes

     The Executive acknowledges and agrees that he is fully aware that there are various federal, state and municipal laws which prohibit employment discrimination based on, without limitation, the following:
  race; age; sex; marital status; sexual orientation; citizenship; religion; creed; national origin; military or national guard service; illiteracy; mental, psychological or physical disability; jury duty; refusal to work excess hours; status as a volunteer fireman; garnishments; arrest record or previous convictions; or attainment of pension or employee benefits including retirement, pension and severance (collectively, the "Statutes"). The Executive also acknowledges and agrees that he fully understands and is aware that there are federal, state and municipal agencies which enforce and administer these laws and ensure the enforcement of the Statutes. The Executive hereby represents and warrants to the Company that he has not filed any claims, charges, complaints or causes of action of any kind against the Company with any federal, state or local agency, administrative body, court or tribunal with respect to any matter, including the Statutes; and that he has no knowledge or reason to believe that anyone else has filed any such claim, charge, complaint or cause of action on his behalf or arising in connection with his relationship with the Company, and that he shall not voluntarily participate in any such proceedings.

9.  General Provisions

9.1 Notices
     Any and all notices given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telefacsimile, nationally-recognized overnight courier, or, if deposited in the United States Mail, certified or registered, prepaid, return receipt requested. If notice is served personally, it shall be deemed effective upon receipt. If notice is served by telefacsimile, it shall be deemed effective upon transmission, provided that such notice is confirmed in writing by sender within one day after transmission. If notice is served by overnight courier, it shall be deemed effective the day after it is sent. If notice is served by United States Mail, if shall be deemed effective five days after it is sent. Notice should be sent to the parties are the following address:

           If to the Company:
                Premenos Technology Corp.
                1000 Burnett Avenue
                Concord, CA  94520
                Telefacsimile:  (510) 602-2422
                Attention:  General Counsel

          If to the Executive:
                Richard A. Ludlow
                2030 Mallard Drive
                Walnut Creek, CA  94596

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9.2  Modification
     No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

9.3  Waiver
     No reliance upon a waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

9.4  Successors and Assigns
     All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, no party shall voluntarily assign any rights hereunder, or delegate any duties hereunder, except upon the prior written consent of the other.

9.5  Counterparts
     This Agreement may be executed in one or more separate counterparts, any of which may be executed and delivered by telefacsimile, each of which when so executed shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

9.6  Entire Agreement
     This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations with respect to the subject matter hereof are hereby terminated and canceled in their entirety.

     In witness whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RICHARD A. LUDLOW                         PREMENOS TECHNOLOGY CORP.
                                            and PREMENOS CORP.

/s/ Richard A. Ludlow                    /s/ Timothy A. Dreisbach

---------------------------------    By:-------------------------------
                                         Timothy A. Dreisbach, President